EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Monday, April 27, 2015



CHICAGO, ILLINOIS - April 27, 2015 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc., reported first quarter 2015 net sales and net earnings.

First quarter 2015 net sales were $105,477,000 compared to $106,812,000 in first quarter 2014. First quarter 2015 net earnings were $9,154,000 compared to $9,581,000 in first quarter 2014, and net earnings per share were $.15 in both first quarter 2015 and 2014.

Mrs. Gordon said, "First quarter 2015 sales were adversely affected by the effects of a stronger U.S. dollar on foreign sales. Excluding the effects of this unfavorable foreign exchange, reported net sales in first quarter 2015 would have matched first quarter 2014. Plant efficiencies driven by capital investments and ongoing cost containment programs mitigated increases in operating costs and expenses in first quarter 2015 compared to first quarter 2014. Although our overall comparative ingredient costs in first quarter 2015 were generally in line with first quarter 2014, certain key ingredient costs are higher this year. The Company's first quarter 2015 net earnings were adversely affected by unfavorable foreign exchange, but earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."

































                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2015 & MARCH 29, 2014

                                             FIRST QUARTER ENDED
                                            2015              2014

Net Product Sales                      $ 105,477,000     $ 106,812,000

Net Earnings                           $  9,154,000      $  9,581,000

Net Earnings Per Share   *                 $ .15             $ .15

Average Shares Outstanding *              61,831,000        62,610,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 10, 2015 and April 4, 2014.